Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 23, 2022

Citizens Financial Group, Inc.,

One Citizens Plaza,

Providence, Rhode Island 02903.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $400,000,000 principal amount of 5.641% Fixed-Reset Subordinated Notes due 2037 (the “Securities”) of Citizens Financial Group, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture and Supplemental Indenture under which the Securities were issued have been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Securities has been signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

Citizens Financial Group, Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement relating to the Securities and to the reference to us under the caption “Validity of Securities” in the prospectus supplement, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP